Exhibit 2.1

IDEAL CONSOLIDATED STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into this 19th day of October, 2007, by and among MISCOR Group, Ltd., an Indiana corporation (the “Purchaser”), and Darrell L. Graf, Mary A. LaPlace, and Kenneth D. Wiegand, referred to herein collectively as the “Shareholders”).

RECITALS:

A.           Shareholders own a total of 882 shares of no par value common stock (collectively, the “Shares”) of Ideal Consolidated, Inc., an Indiana corporation (the “Company”), which Shares represent all of the issued and outstanding shares of stock of the Company.

B.           The Company is engaged in the mechanical contracting business, specializing in commercial, industrial, and institutional piping, plumbing and sheet metal work, including engineering, design, fabrication, installation and maintenance.

C.           Purchaser desires to acquire the Company.

D.           Shareholders desire to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Shareholders, at the price and subject to the terms and conditions set forth in this Agreement.

Now therefore, in consideration of the promises hereinafter made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the recital provisions above are incorporated into the body of this Agreement as if fully set forth therein, and the parties agree as follows:

ARTICLE I.  PURCHASE AND SALE OF SHARES

1.01           Purchase and Sale of Shares.  On and subject to the terms and conditions set forth herein, Shareholders shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase from Shareholders, the Shares, free and clear of any and all liens, claims, pledges, hypothecations, mortgages, deeds of trust, security interests, leases, charges, options, rights of first refusal, easements, servitudes encumbrances or other restrictions of any nature whatsoever (collectively, “Liens”).

1.02           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Barnes & Thornburg LLP in South Bend, Indiana, on October 19, 2007 (the “Closing Date”).

ARTICLE II.  PAYMENT OF CONSIDERATION

2.01           Purchase Price.  The purchase price for the Shares shall be Nine Hundred and Fifty Two Thousand Dollars ($952,000.00) (the “Purchase Price”).
2.02           Payment of Purchase Price. The Purchase Price shall be allocated among and paid to the Shareholders in proportion to the number of Shares sold to Purchaser by each of the Shareholders, as indicated on Schedule 3.03, and shall be paid by Purchaser at the Closing by certified checks payable to each of the Shareholders.

2.03           Post-Closing Distribution of Net Profit. On or before December 31, 2007, Company shall pay to the Shareholders the net profits of the Company for the first nine (9) months of the 2007 fiscal year, less any distributions made to the Shareholders in fiscal year 2007 from any distribution of 2007 profits, including distributions made to shareholders to cover 2007 estimated income tax payments if paid from 2007 profits (the “Net Profit Distribution”).

For example, if it is determined that the Company had a net profit of $600,000 for the first nine (9) months of the 2007 fiscal year, and the Company had distributed $100,000 to Shareholders from 2007 profits to cover 2007 estimated income tax payments, then the Company would pay $500,000 ($600,000 - $100,000) to Shareholders, divided among them according to their percentage ownership of the Company prior to Closing.

The net profits of the Company for the first nine (9) months of the 2007 fiscal year shall be determined by the Company’s accounting firm, using the completed contract method (the method used by the Company for computing federal and state income taxes).

2.04           Bonuses; Promissory Notes to Shareholders.  Any bonuses paid to employees shall have been paid or accrued as of September 30, 2007 and thereby have already been factored into the calculation of the net profits of the Company for the first nine (9) months of the 2007 fiscal year.  All Promissory Notes owing to Shareholders shall be paid by the Company from cash on hand at or prior to Closing.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

The Shareholders hereby jointly and severally represent and warrant to Purchaser, as of the Closing Date, as follows:

3.01           Organization and Qualification.  The Company is a corporation duly licensed, organized and validly existing in the State of Indiana, with all requisite power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated and to carry on its business as it is now being conducted.  The Company does not own, or have any contract or other commitment to acquire, directly or indirectly, an interest in any corporation, partnership or other entity.  The Company is duly licensed, in good standing and qualified to do business as a foreign corporation in all jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of business makes such qualification necessary.  Attached to Exhibit 6.02 is a complete and correct copy of the Company’s Articles of Incorporation and Bylaws, which are in full force and effect as of Closing.

3.02           Authority.  Shareholders have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, and to consummate the transactions contemplated hereby.  No other action, consent or approval on the part of the Company, Shareholders or any other person or entity, is necessary to authorize the Shareholders’ due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith or contemplated hereby.

3.03           Ownership of Shares; Capitalization.

(a)           The Shareholders are the sole record and beneficial owners of all of the Shares, free and clear of any and all Liens.   Moreover: (i) Shareholders are in possession of all certificates evidencing the ownership of the Shares, all of which are fully paid and non-assessable; (ii) Shareholders have good title to the Shares, with no restrictions on voting rights and the other incidents of record and beneficial ownership, and the absolute right to sell and transfer the Shares free and clear of any and all Liens; and (iii) there are no voting trusts, shareholder agreements or other understandings between any of the Shareholders and any other person or entity with respect to the voting of or any other matters with respect to the Shares.

(b)           The authorized capital stock of the Company consists solely of 2,000 shares of no par value common stock and 1,000 shares of preferred stock with par value of one hundred dollars ($100) per share, 6% noncumulative as to dividends but fully participating with the common stock.  Of these authorized shares, only 1,000 shares of common stock (the “Shares” referenced herein) are issued and outstanding.  There are no shares of preferred stock outstanding and no liability to prior holders of preferred shares.  All of the Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are owned by the Shareholders as identified in Schedule 3.03 attached hereto.  There are no outstanding or authorized options, calls, puts, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding securities or other rights which are convertible or exchangeable into capital stock of or any other equity interest in the Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  Neither the Company nor any of the Shareholders is subject to any obligation to repurchase or otherwise acquire or retire or to register any shares of such capital stock of the Company or any other equity interest in the Company.  No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature with respect to such capital stock of the Company has given rise to any claim or action of any nature whatsoever by any person or entity and, to the knowledge of Company or any of the Shareholders, no fact or circumstance exists which could reasonably be expected to give rise to any such claim or action on behalf of any person or entity.  Other than the Net Profit Distribution contemplated by this Agreement, there are no dividends that have accrued or been declared but are unpaid on such capital stock of the Company.

3.04           Enforceability.  This Agreement and all other agreements and documents executed in connection herewith by any of the Shareholders, upon due execution and delivery thereof, shall constitute the valid and binding obligations of each of the Shareholders and are enforceable against each of them in accordance with their respective terms.

3.05           Absence of Default; Consents.  The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith or contemplated hereby by the Shareholders will not constitute a violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in: (i)  a breach of, constitute a default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the Company; (ii) the creation or imposition of any Lien upon the Company or its assets, or otherwise adversely affect the Company under: (A) any term or provision of the Articles of Incorporation or Bylaws of the Company; (B) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which the Company and/or the Shareholders are a party or by which the Company and/or the Shareholders are bound; (C) any judgment, decree, order, regulation or rule of any court or regulatory authority; (D) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which the Company and/or any of the Shareholders are subject; or (iii) a violation of or conflict with any term or provision of the Articles of Incorporation or Bylaws of the Company.  Neither the Shareholders nor the Company are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental or regulatory agency or any other third party in order for the Shareholders to consummate the transactions contemplated by this Agreement.

3.06           Financial Statements.  Attached hereto as Schedule 3.06 are true and correct copies of the Company’s reviewed balance sheets and statements of income, stockholders’ equity and cash flows for each of the twelve-month periods ending December 31, 2004, 2005 and 2006, and balance sheets and statements of income for mid-year (6/30/07) and the quarter ending September 30, 2007 (collectively, the “Financial Statements”).  The Financial Statements accurately reflect the books and accounts of Company in all material respects and represent accurately the results of the Company’s operations for the periods indicated.

3.07           Operations Since December 31, 2006.  Except as set forth in Schedule 3.07, since December 31, 2006, the Company has conducted its business in the ordinary course of business, and (except as otherwise contemplated by this Agreement) has not:

(a)           suffered any loss, damage or destruction of or to any material assets of the Company, whether or not covered by insurance;

(b)           paid, discharged or satisfied any material liability other than in the ordinary course of business;

(c)           declared or made any salary, bonus or compensation increases to any officers, employees, or agents, other than customary increases in the ordinary course of business or instituted any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangement made to, for, or with the employees, directors, independent contractors or agents of the Company;

(d)           written off as uncollectible any account receivable, or reduced any reserves, other than in the ordinary course of business;

(e)           made any change in the accounting methods or practices employed by the Company or change in depreciation or amortization policies;

(f)           issued or sold, or contracted or made any other commitment for the issuance or sale of, any shares of capital stock or securities convertible into or exchangeable for capital stock of the Company;

(g)           entered into any commitments or transactions not in the ordinary course of business involving an aggregate value in excess of $10,000 or made aggregate capital expenditures or commitments in excess of $10,000;

(h)           terminated or amended any material contract or license or other instrument, or suffered any loss or termination or threatened loss or termination of any material customer or contractual or business arrangement;

(i)           had any federal, state or local statutes, rule, regulation, order or case adopted, promulgated or decided which, to the best knowledge of the Shareholders, adversely affects the Company;

(j)           compromised any debts, claims or rights or disposed of any properties or other assets other than in the ordinary course of business;

(k)           subjected any assets, tangible or intangible, to any lien, encumbrance or restriction of any nature whatsoever;

(l)           incurred any liability or obligation other than in the ordinary course of business, all of which are accounted for and accurately reflected on the Company’s books and records;

(m)            suffered any material adverse change in its financial condition, assets, liabilities, business, including but not limited to its relationships with its customers, suppliers, employees and other business partners, or net worth; or

(n)           amended any organizational documents of the Company.

3.08           No Undisclosed Liabilities.  The Company has no liabilities or obligations, whether known, unknown, accrued, absolute, contingent, direct or indirect other than those set forth on the most recent balance sheet included in the Company’s Financial Statements or incurred in the ordinary course of business since the date of the most recent Financial Statements, none of which are material or adverse. The Company has reserved all known or expected losses on uncompleted jobs, which reserve is set forth in the Company’s Financial Statements.

3.09           Employment Discrimination.  No person or party (including, without limitation, any governmental agency) has asserted, or to the best knowledge of the Shareholders, has threatened to assert, any claim for any action or proceeding, against the Company or any officer, director, employee, or agent of the Company (and the Company and Shareholders are not aware of any facts which could serve as the basis for such a claim), arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Family and Medical Leave Act).

3.10           Licenses and Permits.  The Company has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals necessary for Company to operate and conduct its business (collectively, the “Licenses and Permits”), and there do not exist any defaults, waivers, investigations or exemptions relating thereto or which would be caused by the transactions contemplated by this Agreement.  There exists no grounds for revocation, suspension or limitation of any of the Licenses and Permits, nor will consummating the transactions contemplated by this Agreement cause any such grounds for revocation, suspension or limitation of the Licenses and Permits.  No notices have been received by the Company or Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of any of the Licenses and Permits.  Copies of each of the Licenses and Permits are attached to and listed on Schedule 3.10 attached hereto.

3.11           Assets.  All of the Company’s material tangible assets are listed on Schedule 3.11 attached hereto (the “Assets”), and these constitute all of the assets necessary to operate the Company’s business as presently conducted. Except as disclosed in Schedule 3.11 attached hereto, the Company owns all of the Assets free and clear of all Liens.   All of the Assets are in good condition and repair for their current use in the ordinary course of business of the Company and conform in all material respects with all applicable ordinances, regulations and other laws.

3.12           Insurance.  All of the Assets are insured in such amounts and against such losses, casualties or risks as are reasonably customary for similar properties and businesses, and the Company has maintained such insurance continuously from the date of its inception.  All policies and binders of insurance for directors and officers, fire, liability, workers’ compensation, and other customary matters held by or on behalf of the Company (“Company Insurance Policies”) are described on Schedule 3.12 attached hereto and have been made available to Purchaser.  The Company Insurance Policies are in full force and effect.  The Company is not in default with respect to any material provision contained in any of the Company Insurance Policies.  The Company has not received any written notice of cancellation or modification in coverage amounts of, or increase in any premiums for, any Company Insurance Policies, and the Company is not aware of any facts that would result in cancellation or modification in coverage amounts of, or increase in premiums under, any Company Insurance Policies.

3.13           Intellectual Property.  Schedule 3.13 attached hereto sets forth an accurate and complete list of all trademarks, trade names, trademark registrations, service names, service marks, patents and applications therefor, and all other intellectual property rights owned by the Company and/or used or useful in the operation of its business, including all software of any nature owned, licensed and/or used by the Company (collectively, the “Intellectual Property”).  The Company has the valid right to use all Intellectual Property, and all Intellectual Property will be available for use by the Company following the consummation of the transactions contemplated hereby.  There is no asserted or, to the Shareholders’ and/or the Company’s best knowledge, any threatened infringement action, lawsuit, claim or complaint that asserts that the Company’s operations violate or infringe any of the software or other intellectual property rights, including the trade names, trademarks, trademark registrations, service names, service marks or patents, of any other person or entity.  The Company has taken adequate and commercially reasonable steps to maintain all trade secrets and protect the Intellectual Property.  None of the Intellectual Property is owned by or registered in the name of any current or former owner, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Company or any of the Shareholders, nor does any such person or entity have any interest therein or right thereto, including the right to royalty payments.

3.14           Contracts.

(a)           The legal enforceability after the Closing of the rights of the Company under any agreements between the Company and customers or other third parties (the “Contracts”) will not be affected in any material manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the change in ownership and control of Ideal Consolidated, Inc.

(b)           All of the Contracts that are material and currently pending are listed on Schedule 3.14.

(c)           All of the Contracts are in full force and effect, are valid and enforceable in accordance with their terms.  No condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default, accelerate the maturity or performance, or permit modification, cancellation or termination of any of the Contracts or any other contracts, agreements, or commitments which involve the Company.  The terms and conditions of all such contracts, agreements, or commitments are reasonable and customary in the industry and trade in which the Company operates, and there are no extraordinary terms contained therein.

(d)           There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company, under current or completed contracts, agreements, or commitments with any person or entity having the contractual or statutory right to demand or require such renegotiation.  No such person or entity has made written demand for such renegotiation.

(e)           The Company is not a party to or bound by (i) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by the Company on notice of not longer than 10 days and without liability, penalty or premium; (ii) any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings; or (iii) any agreements that contain any severance or termination pay, liabilities or obligations.

(f)           The Company is not a party to any licensing agreement, either as licensor or licensee.

(g)           The Company is not restricted or purported to be restricted by agreement or otherwise from carrying on its business anywhere in the United States or elsewhere.

(h)           The Company is not a guarantor of or for the obligations or liabilities of any other persons, firm or corporation, including without limitation, any of the Shareholders.

3.15           Premises.  The Company owns no real estate.  The Company leases the premises at 806 West Sample Street in South Bend, Indiana, under a Commercial Lease agreement with landlords Earnest L. Brovold and Harold J. Stuver (the “Landlords”), a complete copy of which lease is attached as Exhibit 3.15 hereto (the “Lease”).  The Company has no agreement, understanding, or obligation with or to the Landlords other than as set forth in the Lease.  The Company is current in all obligations and not in default with respect to any obligations under the Lease.  Under the Lease, the Company has the right to continue to occupy the premises at 806 West Sample Street, South Bend, Indiana through October 1, 2008 under the terms and conditions of the Lease.

3.16           Litigation.  (i) There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against the Company and, to the best knowledge of the Shareholders, no such matter is threatened and there is no basis for any such action; (ii) there are no governmental or administrative investigations or inquiries pending that involve the Company; (iii) there are no judgments against or consent decrees binding on the Company or its assets; and (iv) all claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against the Company have been reported to the appropriate insurance carrier and, except as indicated in Schedule 3.16 attached hereto, the Company has not received a notice of denial of coverage or a reservation of rights.

3.17           Hazardous Substances. To the best of the Shareholders knowledge and belief, there is no current, and has been no past, introduction into the environment by the Company of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type, as a result of which the Company has or may become liable to any person or entity by any reason of which any of the Company’s assets may suffer or be subjected to any Lien.

3.18           Labor Matters.  The Company is party to a collective bargaining agreement with the Plumbers and Pipefitters Local 172, a true and complete copy of which is attached hereto as Exhibit 3.18 (the “Union Contract”).  There has not been any strike of any kind called or threatened to be called against the Company.  The Company is not currently experiencing any grievances, labor troubles or strikes, work stoppages, slow-downs or other material interference by its employees or other members of the Plumbers and Pipefitters Local 172.

3.19           Tax Matters.

(a)           For purposes of this Agreement, (i) “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) “Tax Return” means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.

(b)           The Company has duly and timely filed each and every Tax Return and has duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it by federal, foreign, state, or local taxing authorities or has set up an adequate reserve in the Financial Statements for all Taxes payable.  True and correct copies of all Tax Returns relating to federal taxes and state income and sales taxes and other charges for the periods ending December 31, 2005, 2006 and 2007 have been heretofore delivered to Purchaser, together with any exemption certificates or other material Tax documents and correspondence with any taxing authority.  The Company has not received any written notice of any deficiencies for any Taxes.  There are no Liens for Taxes (other than liens for current Taxes not yet due and payable) upon any properties or assets of the Company (whether real, personal, or mixed, tangible or intangible), and there are no pending or, to the Shareholders’ knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against the Company, and the Shareholders have no knowledge of any basis for any such claims.  The Company has not been granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes.  The Company is not a party to any Tax allocation or sharing agreement.  The Company is not liable for the Taxes of any “Affiliated Group” under Treasury Regulation

1.1502-6 (or any similar provision of state, local, or foreign law).  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or stockholder.

(c)           Schedule 3.19 attached hereto lists each jurisdiction in which the Company files Tax Returns for each period or portion thereof ending on or before the Closing Date.  There is no claim outstanding against the Company by any taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d)           The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local, or foreign Tax law).  The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

(e)           The unpaid Taxes of Company (i) did not, as of the date of its most recent Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet contained in such Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns.

(f)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)           change in method of accounting for a taxable period on or prior to the Closing Date;

(ii)           “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)           installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)           prepaid amount received on or prior to the Closing Date.

3.20           Employees.  Except the Union Contract referenced above in Section 3.18, the Company has no employment agreements with its employees and all such employees are employed on an “at will” basis.  All wages, benefits and other amounts due and owing to, or on behalf of, all of Company’s employees have been paid by Seller in accordance with all applicable agreements, laws and regulations.

3.21           Employee Benefit Plans.

(a)           Except as set forth in Schedule 3.21, the Company does not maintain or contribute to (or have the obligation to contribute to) any Employee Benefit Plans (as defined below) (“Company’s Employee Benefit Plans”).  True and correct copies and descriptions of all of Company’s Employee Benefit Plans are attached to Schedule 3.21.  With respect to Company’s Employee Benefit Plans, the Company has made all payments required to be made by it on or prior to the Closing Date.

(b)           Each of the Company’s Employee Benefit Plans and any related trust agreements, annuity contracts, insurance contracts or other instruments are in compliance in all material respects both as to form and operation with the requirements of applicable state and federal law, including but not limited to ERISA and the Code, and have been administered in accordance with their terms.  Each of the Company’s Employee Benefit Plans intended to qualify under Section 401(a) of the Code is so qualified, and neither the Company nor the Shareholders know of any event or condition that has occurred that would reasonably be expected to have an adverse effect on the qualified status of such plan.

(c)           The Company does not sponsor or contribute to, and no employees of the Company participate in, a “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code.

(d)           Except as set forth in Schedule 3.21, the Company is not now nor has ever been a contributing employer with respect to any “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

(e)           All reports and applications relating thereto required by any government agency have been timely filed and all contributions required to be made to each Employee Benefit Plan under the terms of such plan, ERISA, the Code or other applicable law have been timely made.

(f)           The Company has not engaged in, and no fiduciary of any such employee benefit plan has engaged in, any “prohibited transaction” in violation of Section 406 of ERISA or within the meaning of Section 4975 of the Code for which no exemption exists under ERISA or the Code.  No investigation, audit, action, claim or litigation has been commenced or, to the knowledge of Company or any of the Shareholders, threatened (other than routine claims for benefits) with respect to any of the Company’s Employee Benefit Plans, nor is the Company or any of the Shareholders aware of any facts which reasonably could be expected to form the basis of such investigation, audit, action, claim or proceeding.

(g)           Except as disclosed on Schedule 3.21, the Company does not maintain or contribute to any employee benefit plan which provides, and has no liability or obligation to provide, life insurance, medical or other employee welfare benefits to any employee (or such employee’s beneficiary) upon such employee’s retirement or termination of employment, except as may be required by federal, state or local laws, rules or regulations, and the Company has never represented, promised or contracted to any employee that such employee would be provided with life insurance, medical or other employee welfare benefits upon such employee’s retirement or termination of employment, except to the extent required by federal, state or local laws, rules or regulations.

(h)           Each of the Company’s Employee Benefit Plans which is a “group health plan” as defined in Section 5000(b)(1) of the Code has been operated in material compliance with the requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (COBRA), and each such plan, to the extent applicable, is in material compliance with the privacy, security and other provisions of the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

(i)           The consummation of the transactions contemplated by this Agreement will not (A) entitle any individual to severance pay or (B) accelerate the time of payment, vesting or increase the amount of compensation due to any such individual.

(j)           There is no circumstance, event or condition which reasonably could be expected to cause the Company to incur any liability in respect of an employee benefit plan maintained by any entity which is (or at any relevant time was) a member of a “controlled group of corporations” (within the meaning of Section 414(c) of the Code) with the Company or under “common control” (within the meaning of Section 414(c) of the Code) with the Company.

(k)           “Employee Benefit Plan” means (i) any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), and (ii) any other plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, incentive or deferred compensation, pension or profit-sharing, retirement, payroll savings, stock option, equity compensation, group insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever, including those benefiting retirees or former employees.

3.22           Compliance with Laws.  The Company is not and has not been in violation of, and the Company’s Businesses have been and are being conducted in accordance with, all federal, state, municipal, foreign and other laws, regulations, orders and other legal requirements applicable thereto (collectively, “Rules”), and neither the Company nor any of the Shareholders has knowledge or reason to know of, nor received notice of, any violation or alleged violation by the Company of any Rule.

3.23           Corporate Minute Books.  The minute books of the Company have been maintained in the Company’s usual, regular and ordinary manner and contain, in all material respects, complete minutes of annual and special meetings of the Board of Directors and the shareholders and any consents in lieu thereof, and the signatures therein are the true signatures of the persons purporting to have signed them.  The stock ledgers of the Company are complete and accurate.

3.24           Bank Accounts.  Schedule 3.24 lists: (i) all accounts, safe deposit boxes and current receivable collection boxes maintained by the Company at any bank or other financial institution and the names of the persons currently authorized to effect transactions in such accounts or with access to such boxes; and (ii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company and a description of the terms thereof.

3.25           Broker’s or Finder’s Fee.  Neither the Company nor the Shareholders have employed, or are liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.

3.26           Customers.  The Company has not received any notice nor has knowledge that any of its customers intends to terminate or materially reduce its commercial relationship with the Company, and no customer has terminated or materially reduced its commercial relationship with the Company in the last twelve (12) months.

3.27           Product and Service Warranty.  Company has no liability (whether known or unknown and whether absolute or contingent) for the replacement or rework of products or services sold or delivered by the Company or other damages in connection therewith, and no product or service sold or delivered by Company is subject to any guaranty, express warranty or other indemnity other than Seller’s standard warranty, which is set forth in full on Schedule 3.27(a) or as agreed to under one of the specific contracts listed on Schedule 2.27(b).  True and complete copies of each of the contracts listed on Schedule 2.27(b) have been provided to Purchaser prior to Closing.

3.28           Inventory.  The inventory of the Company as of September 30, 2007 is as set forth on Schedule 3.28 hereto.  There has been no material change in the inventory since that date other than changes consistent with past practices of the Company in the ordinary course of business.  All inventory of the Company is of a quality salable in the ordinary course of business consistent with the past practices, subject to normal allowances for outdated or damaged items, which allowances are not material.

3.29           Accounts Payable and Receivable.  A summary statement of the accounts payable and receivable of the Company as of September 30, 2007 is as set forth on Schedule 3.29 hereto.  There has been no material change in the balance of accounts payable and accounts receivable since that date other than changes consistent with past practices of the Company in the ordinary course of business.  All accounts receivable are collectible in the ordinary course of business.

3.30           Cost to Complete Estimates.  The Company’s books and records include estimates of the cost to complete (“ECC”) each project currently underway.  Each ECC has been compiled utilizing standard industry estimating techniques. Each ECC is a truthful and accurate estimate of the cost to complete the project to which it relates.

3.31           Related Party Transactions.  No Shareholder, nor any entity in which any of the Shareholders, directly or indirectly, owns any beneficial interest (a “Related Party”), has any direct or indirect interest in:  (i) any contract, arrangement or understanding with, or relating to the business or operations of, the Company; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company; (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company; or (iv) any business or entity that competes with the Company.  The Company does not owe and is not obligated to pay any of the Shareholders or any Related Party any amount, and none of the Shareholders nor any Related Party has any claim of any kind against the Company or any affiliate, employee, officer or director of the Company.

3.33           No Omissions or Misstatements.  None of the statements or information included in this Agreement or in the Schedules hereto, or other documents furnished or to be furnished by any of the Shareholders or the Company, or any of their representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.  Shareholders have fully disclosed to the Purchaser all material facts affecting the Company.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Shareholders as follows:

4.01           Organization and Qualification. Purchaser is a corporation duly organized and validly existing under the laws of the State of Indiana.  Purchaser has full power and authority, and all licenses, permits, and authorizations necessary, to consummate the transaction contemplated by this Agreement.

4.02           Authority.  Purchaser has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser.  No other action, consent or approval on the part of Purchaser or any other person or entity, is necessary to authorize the due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto by Purchaser.

4.03           Enforceability.  This Agreement and all other agreements and documents executed in connection herewith by Purchaser shall constitute the valid and binding obligations of Purchaser and are enforceable in accordance with their respective terms.

4.04           Absence of Default.  The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Purchaser, will not constitute a violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in:  (i) a breach of, constitute a default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting Purchaser or its business; (ii) the creation or imposition of any security interest, lien, charge or other encumbrance upon Purchaser, or otherwise adversely affect Purchaser or its business under: (A) any term or provision of its Articles of Incorporation or  Bylaws; (B) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Purchaser is a party or by which Purchaser is bound; (C) any judgment, decree, order, regulation or rule of any court or regulatory authority; (D) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Purchaser is subject; or (iii) a violation of or conflict with any term or provision of the Articles of Incorporation or Bylaws of the Purchaser

4.05           Litigation and Investigations.  There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Purchaser has knowledge or received any notice of assertion against Purchaser, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

4.06           Broker’s or Finder’s Fee.  Purchaser has not employed, nor is Purchaser liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.

4.07           No Omissions or Misstatements.  None of the statements or information included in this Agreement or the Schedules hereto, or other documents furnished or to be furnished by Purchaser to the Shareholders, or any of their representatives, contain any untrue statement of a material fact or is misleading in any material respect or omits to state any  material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

ARTICLE V.  RELATED AGREEMENTS AND CONDITIONS TO CLOSE

5.01  Related Agreements.

(a)           Darrell Graf shall enter into an ancillary non-competition/non-solicitation agreement with Ideal Consolidated, Inc., for a term of three (3) years from the date of Closing, which agreement is attached hereto as Exhibit 5.01(a).

(b)           Darrell Graf shall enter into an ancillary consulting agreement with Ideal Consolidated, Inc., which agreement is attached hereto as Exhibit 5.01(b).

5.02  Conditions to Obligations of Shareholders.   All obligations of Shareholders under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Shareholders:

(a)           All representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date.  Purchaser shall have delivered to Shareholders a certificate, signed and dated as of the Closing Date, to the foregoing effect.

(b)           Purchaser shall have delivered all documents and agreements described in Article VII and otherwise performed in all respects all obligations required under this Agreement and any other agreements referenced herein to be performed by it on or prior to the Closing Date.  Purchaser shall have delivered to Shareholders a certificate, signed and dated as of the Closing Date, to the foregoing effect.

(c)           No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement.

(d)           Shareholders shall have received such other certificates, instruments and documents, reasonably satisfactory in form and substance to Shareholders, in confirmation of the representations and warranties of Purchaser or in furtherance of the transactions contemplated by this Agreement as Shareholders or their counsel may reasonably request.

5.03  Conditions to Obligations of Purchaser.  All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser:

(a)           All representations and warranties made by Shareholders in this Agreement and in any agreement referenced herein shall be true and correct on and as of the Closing Date.  The Shareholders shall have delivered to Purchaser a certificate, signed and dated as of the Closing Date, to the foregoing effect.

(b)           Each of the Shareholders shall have delivered all documents and agreements to which he is a party or signatory described in Article VI and each of the Shareholders shall have otherwise performed in all respects all obligations required under this Agreement and in any agreement referenced herein to be performed by him on or prior to the Closing Date.  The Shareholders shall have delivered to Purchaser a certificate, signed and dated as of the Closing Date, to the foregoing effect.

(c)           No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement.

(d)           All consents, waivers, authorizations and approvals required in connection with the execution, delivery and performance of this Agreement, as contemplated hereby, shall have been duly obtained and/or assumed.

(e)           Purchaser shall have completed its due diligence investigation and shall not have discovered any conditions or set of facts which, individually or in the aggregate, are not to Purchaser’s satisfaction, in its sole discretion.

(f)           Purchaser shall have received certificates representing the Shares, free and clear of all Liens and duly endorsed for the transfer of such Shares to Purchaser, together with such other certificates, instruments and documents, reasonably satisfactory in form and substance to Purchaser, in confirmation of the representations and warranties of each Shareholder or in furtherance of the transactions contemplated by this Agreement as Purchaser or its counsel may reasonably request.

(g)           All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body or any other third party (including lenders and lessors) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made.

(h)           On or prior to the Closing Date, there shall have been no loss, damage or destruction to the Assets which materially impairs the use or the value of the Assets or the Company.  The Company shall not have suffered any material adverse change in its financial condition, results of operations, assets, liabilities, or business.

(i)           Purchaser shall have received (i) final state and local tax lien and Uniform Commercial Code financing statement searches disclosing all Liens on the assets of the Company; and (ii) written releases from the holders of any such Liens with respect thereto.

ARTICLE VI.  DELIVERIES BY SHAREHOLDERS AT CLOSING

At Closing, the Shareholders shall deliver to Purchaser the following documents in form and substance reasonably satisfactory to Purchaser:

6.01  Documents Relating to Title.  Shareholders shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Purchaser:

(a)           In lieu of stock certificates for the Shares, which certificates cannot be located at this time, each Shareholder will execute and deliver an Affidavit and Indemnity Agreement along with a Stock Power to transfer the shares;

(b)           The ancillary non-competition/non-solicitation and consulting agreements, which shall be attached hereto as Exhibit 5.01(a) and Exhibit 5.01(b).

(c)           The resignation of each member of the Board of Directors and each officer of the Company effective as of the Closing; and

(d)           The Shareholders and the Company shall have delivered to Purchaser an opinion of legal counsel (the “Opinion Letter”), dated the Closing Date, in the form of Exhibit 6.01(d).

6.02  Corporate Existence and Certified Corporate Resolution.  Shareholders shall deliver to Purchaser a certificate of existence for the Company from the Indiana Secretary of State, together with certificated copy of the corporate resolutions of the Company authorizing the transactions contemplated herein.

6.03  Third-Party Consents and Releases.  Shareholders shall deliver to Purchaser all consents, estoppels, approvals, releases, filings and authorizations of third-parties that are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, including but not limited to releases from the holders of Liens with respect to the Assets.

6.04  Additionally Requested Documents; Post-Closing Assistance.  At the reasonable request of Purchaser at Closing and at any time or from time to time thereafter, Shareholders shall cooperate with Purchaser to put Purchaser in actual possession and operating control of the Company, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Purchaser may reasonably request in order to effectively convey, transfer and assign the same to Purchaser, and to take such other actions as Purchaser may reasonably request to release Purchaser and the Company from all obligation and liability with regard to any obligation or liability retained or assumed by Shareholders and to otherwise effectuate the intent of this Agreement and the transactions contemplated hereby.

ARTICLE VII.  DELIVERIES BY PURCHASER AT CLOSING

At Closing, Purchaser shall deliver or cause to be delivered to Shareholders the following in a form and substance reasonably satisfactory to Shareholders:

7.01           Corporate Existence and Certified Board Resolutions.  Purchaser shall deliver to Shareholders a certificate of existence of the Purchaser from the Indiana Secretary of State, together with a certified copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and consummation of this Agreement and all other documents executed in connection herewith.
7.02           Third-Party Consents.  Purchaser shall deliver to Shareholders all consents,

approvals, releases, filings and authorizations of third-parties that are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement and the transactions contemplated hereunder.

7.03           Related Agreements.  Purchaser shall execute and deliver to Shareholders all related agreements identified in Section 5.01.

ARTICLE VIII.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION

8.01  Survival.  The representations and warranties contained in this Agreement shall survive Closing.

8.02  Indemnification by Shareholders.  Subject to the other provisions of this Article, Shareholders shall, jointly, promptly indemnify, defend, and hold harmless Purchaser and its shareholders, directors, officers, employees, agents, successors and assigns against any and all claims, liabilities, losses, costs, and expenses (including reasonable costs of investigation, court costs and attorneys and other legal fees actually incurred) and other damages (collectively, “Losses”) resulting from any breach by a Shareholder or the Shareholders of any of the covenants, obligations, representations or warranties contained in this Agreement or any certificate or document of Shareholders delivered pursuant to this Agreement.

8.03  Indemnification by Purchaser.  Subject to the other provisions of this Article, Purchaser shall promptly indemnify, defend, and hold harmless Shareholders, directors, their  agents, successors and assigns against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and attorneys and other legal fees actually incurred) and other damages (collectively, “Losses”) resulting from any breach by Purchaser of any of the covenants, obligations, representations or warranties contained in this Agreement or any certificate or document of Purchaser delivered pursuant to this Agreement.

8.04  Rules Regarding Indemnification.  The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the “Indemnifying Party”) to the other party (the “Indemnified Party”) shall be subject to the following terms and conditions:

(a)           Claims by Non-Parties.  Within twenty (20) days (or such earlier time as might be required to avoid prejudicing the Indemnifying Party’s position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion of any claim by a third party, the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense, subject however to the rights of any insurance company insuring against liabilities related to the subject party claim to appoint counsel.  Notwithstanding the foregoing, the Indemnified Party may participate in the defense with counsel of its own choice and at its own expense (provided that the Indemnifying Party will bear the expense of counsel for the Indemnified Party if the Indemnified Party could have an inconsistent or conflicting interest from that of the Indemnifying Party or one or more legal defenses that are different from or additional to those available to the Indemnifying Party).  Further:

(i)           If the Indemnifying Party, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth [10th] day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party, upon further notice to the Indemnifying Party, will have the right to undertake the defense, compromise or settlement of such claim on behalf of or for the account and risk of the Indemnifying Party and at the Indemnifying Party’s expense, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

(ii)           Notwithstanding anything to the contrary contained in this Section 8.04(a), the Indemnifying Party shall not settle any claim without the consent of the Indemnified Party unless such settlement involves only the payment of money and the claimant provides to the Indemnified Party a release from all liability in respect of such claim.  If the settlement of the claim involves more than the payment of money, the Indemnifying Party shall not settle the claim without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(iii)           The Indemnified Party and the Indemnifying Party will each cooperate with all reasonable requests of the other for the purpose of defending against any claims.

(iv)           The Indemnifying Party shall make all payments pursuant to the indemnification provisions contained in this Section 8.04(a) within ten (10) business days after final determination of the amount thereof.

(b)           Claims by a Party.  In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.04(b).  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article IX, and the Indemnifying Party shall pay the amount of such loss to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute or pursue such remedies as may be available hereunder, at law or in equity.

8.05  Right to Set-Off.  Purchaser shall have the right to recoup and set off any losses and damages incurred or resulting from any failure of any of the Shareholders to reimburse Purchaser for (i) any amounts due under this Agreement, or (ii) any claims of Purchaser under this Article VIII, against any and all amounts due or to become due to any Shareholder from Purchaser under this Agreement and any agreements related hereto, including without limitation, payments due under any of the related agreements identified in Section 5.01 hereof.  The parties acknowledge and agree that the rights of recoupment and set off set forth in this Section 8.05 are a condition to Purchaser agreeing to enter into and perform this Agreement and that the rights of Shareholders under this Agreement and any documents entered into in connection with this Agreement are subject to such rights.

ARTICLE IX.  MISCELLANEOUS

9.01           Preparation of Tax Returns.  The Shareholders shall be responsible for preparing and filing, within the times and in the manner prescribed by law (subject, however, to filing under any extension), all Tax Returns of the Company for any tax period ending on or before the Closing Date that are required to be filed after the Closing Date, and pay all Taxes shown thereon.  The Shareholders covenant that any Tax Returns of the Company for any tax period ending on or before the Closing Date that are filed after the Closing Date will be complete, correct and filed consistently with the Company’s prior Tax Returns.  All Tax Returns that are required to be filed pursuant to this Section shall not be filed without the prior approval of Purchaser, which approval shall not be unreasonably withheld.

9.02           Assignment.  No Shareholder may assign any rights or delegate any obligations under this Agreement without the prior written consent of Purchaser, and any prohibited assignment or delegation will be null and void.

9.03           Other Expenses.  Except as otherwise provided in this Agreement, each  Shareholder shall pay his or her own expenses, together with any and all expenses of the Company, incurred in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement, and Purchaser shall pay all of its expenses incurred in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement.

9.04           Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally, on the date received, (b) if delivered by overnight courier, on the day after mailing, or (c) if mailed, four (4) days after mailing by first class certified mail, return receipt requested and with postage prepaid.  Any such notice shall be sent as follows:

To Shareholders:

Darrell L. Graf
29120 Quinn Rd.
Lakeville, IN 46536

Mary A. LaPlace
67811 Lilac Rd.
Lakeville, IN 46536

Kenneth D. Wiegand
22845 Quinn Rd.
Lakeville, IN 46536

with a copy to:
Diamond & Diamond
405 W. Wayne Street
South Bend, Indiana 46634
Attn: Jeffrey M. Jankowski, Esq.

To Purchaser:

MISCOR Group, Ltd.
1125 South Walnut Street
South Bend, Indiana 46619
Attn:	John A. Martell, President and CEO
and	James M. Lewis, General Counsel

with a copy to:

Barnes & Thornburg LLP
600 1st Source Bank Center
100 North Michigan
South Bend, Indiana 46601
Attn: Richard L. Mintz, Esq.

9.05           Controlling Law and Jurisdiction.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to principles of conflicts of laws. The parties expressly agree that the Indiana state courts located in St. Joseph County, Indiana (or if there is exclusive federal jurisdiction, the United States District Court for the Northern District of Indiana) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement.  To the extent not otherwise subject to the jurisdiction of such courts, the Purchaser and each Shareholder hereby agrees to waive any objection to jurisdiction and to subject itself to the jurisdiction of such courts.

9.06           Headings.  Any paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

9.07           Benefit.  This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.  This Agreement is not intended to, nor shall it, create any rights in any other party.

9.08           Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

9.09           Waiver.  Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be void unless it is in writing and signed by the party against which it is sought to be enforced.

9.10           Counterparts and Facsimiles.  This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  The signature page to this Agreement and all other documents required to be executed at Closing may be delivered by facsimile and the signatures thereon shall be deemed effective upon receipt by the intended receiving party.

9.11           Legal Fees and Costs.  Subject to the provisions of Article VIII, in the event any party hereto incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorneys fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

9.12           Interpretation of Representations.  Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering or related to similar matters, and must be independently and separately satisfied.

9.13           Reliance by Purchaser.  Notwithstanding the right of Purchaser to investigate the business, assets and financial condition of the Company, Purchaser has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by the Shareholders in this Agreement or made in writing pursuant hereto.

9.14           Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, which are hereby incorporated herein by reference, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, term sheets and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Purchaser and Shareholders.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date or dates indicated below, effective as of the date first above written.

“Shareholders”		“Purchaser”

DARRELL L. GRAF		MISCOR GROUP, LTD.

/s/ Darrell L. Graf		By:	/s/ John A. Martell
Darrell L. Graf			John A. Martell, President and CEO

Date:	October 19, 2007	Date:	October 19, 2007

MARY A. LAPLACE

/s/ Mary A. LaPlace
Mary A. LaPlace

Date:	October 19, 2007

KENNETH D. WIEGAND

/s/ Kenneth D. Wiegand
Kenneth D. Wiegand

Date:	October 19, 2007

Schedules

Schedule 3.03	- Capitalization of Company
Schedule 3.06	- Financial Statements
Schedule 3.10	- Licenses and Permits
Schedule 3.11	- Assets
Schedule 3.12	- Insurance Matters
Schedule 3.13	- Intellectual Property
Schedule 3.14	- Contracts
Schedule 3.19	- Tax Matters
Schedule 3.21	- Employee Benefit Plans
Schedule 3.24	- Bank Accounts
Schedule 3.27	- Product Warranty
Schedule 3.28	- Inventory
Schedule 3.29	- Accounts Payable and Receivable

Exhibits

Exhibit 3.15	Commercial Lease
Exhibit 3.18	Union Contract
Exhibit 5.01(a)	Non-Competition Agreement - Darrell L. Graf
Exhibit 5.01(d)	Consulting Agreement - Darrell L. Graf
Exhibit 6.01(d)	Form of Opinion Letter
Exhibit 6.02	Shareholders’ Closing Certificate
Exhibit 7.01	Purchaser’s Closing Certificate